Exhibit 99.1

April 1, 2022

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR FISCAL YEAR ENDED JANUARY 1, 2022

Cranford, New Jersey — April 1, 2022 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) issued its results for the fiscal year ended January 1, 2022 today.

Tofutti Brands reported net sales for the fiscal year ended January 1, 2022 of $12,590,000, a decrease of $1,225,000 or 9%, from net sales of $13,815,000 for the fiscal year ended January 2, 2021. Sales of vegan cheese products decreased to $10,761,000 in the fiscal year ended January 1, 2022 from $11,669,000 in the fiscal year ended January 2, 2021. Sales of our frozen dessert and frozen food product lines decreased to $1,829,000 in the fiscal year ended January 1, 2022 from $2,146,000 in the fiscal year ended January 2, 2021. Overall, our sales were negatively impacted by the discontinuance of several frozen desserts and cheese products during the fiscal year ended January 1, 2022 and various COVID-19 issues affecting our product distribution.

The Company’s gross profit for the year ended January 1, 2022 decreased by $911,000 to $3,342,000 from $4,253,000 for the fiscal year ended January 2, 2021. Our gross profit percentage for the fiscal year ended January 1, 2022 was 27% compared to 31% for the fiscal year ended January 2, 2021. The dollar decline in gross profit was due principally to the decline in total sales accompanied by increases in ingredient and packaging costs.

The Company had net income of $143,000, or $0.03 per share (basic and diluted), for the fiscal year ended January 1, 2022, compared to net income of $596,000, or $0.12 (basic) and $0.11 (diluted) per share, for the fiscal year ended January 2, 2021.

As of January 1, 2022, the Company had approximately $1,698,000 in cash and our working capital was approximately $4,326,000, compared with approximately $1,459,000 in cash and working capital of $4,639,000 at January 2, 2021. The increase in cash during the year ended January 1, 2021 was due to the $689,000 provided by operating activities, which benefitted from improved accounts receivable collection, and increased further due to reduced inventory, and $50,000 provided by investing activities, offset by $500,000 used in repaying an outstanding convertible note.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “We are pleased with our continued success in generating cash from operations which has resulted in our strong cash and working capital position at January 1, 2022. We believe that the production difficulties that impacted our revenues in 2021 have been resolved and that we are poised to achieve improved revenues in the coming years,” concluded Mr. Kass.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Statements of Income

(in thousands, except per share figures)

	Fiscal year ended January 1, 2022	Fiscal year ended January 2, 2021

Net sales	$12,590	$13,815
Cost of sales	9,248	9,562
Gross profit	3,342	4,253

Operating expenses:
Selling and warehousing	1,206	1,187
Marketing	281	258
Product development costs	124	240
General and administrative	1,489	1,692
Total operating expenses	3,100	3,377

Income before interest expense and income taxes	242	876
Interest expense	25	25
Income before provision for income taxes	217	851
Provision for income taxes	74	255

Net income	$143	$596

Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,154	5,456
Net income per common share:
Basic	$0.03	$0.12
Diluted	$0.03	$0.11

TOFUTTI BRANDS INC.

Balance Sheets

(in thousands, except share and per share figures)

	January 1, 2022	January 2, 2021
Assets
Current assets:
Cash	$1,698	$1,459
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $435 and $407, respectively	1,336	2,078
Inventories	1,874	1,997
Prepaid expenses and other current assets	98	88
Total current assets	5,006	5,622

Equipment, net	-	135
Operating lease right-of-use assets	203	224
Deferred tax assets	112	83
Other assets	21	19
Total assets	$5,342	$6,083

Liabilities and Stockholders’ Equity
Current liabilities:
SBA loan payable	$165	$112
Income taxes payable	46	117
Accounts payable	122	219
Accrued expenses	347	535
Total current liabilities	680	983

Convertible note payable-long term-related party	-	500
SBA loan payable, net of current portion	-	53
Operating lease liabilities, net of current portion	95	123
Total liabilities	775	1,659

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	-	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	207	207
Retained earnings	4,308	4,165
Total stockholders’ equity	4,567	4,424
Total liabilities and stockholders’ equity	$5,342	$6,083